Exhibit 4.1
EXECUTION VERSION

AMENDMENT

Dated as of October 3, 2014
to
FISCAL AGENCY AGREEMENT
Dated as of JUNE 7, 2010
between
AMBAC ASSURANCE CORPORATION,
Issuer
and
THE BANK OF NEW YORK MELLON,
Fiscal Agent

AMENDMENT, dated as of October 3, 2014 (the “Amendment”), between AMBAC ASSURANCE CORPORATION, a Wisconsin-domiciled insurance corporation (and any successor in interest thereto, the “Issuer”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Fiscal Agent”).
WITNESSETH:
WHEREAS, the Issuer and the Fiscal Agent have entered into that certain Fiscal Agency Agreement dated as of June 7, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and
WHEREAS, pursuant to Section 11(b) of the Agreement, the Issuer and the Fiscal Agent may, with the prior approval of the Commissioner, without the vote or consent of any holder of Notes, effect any amendment which the Issuer and the Fiscal Agent may determine is necessary or desirable and which shall not adversely affect the interest of any Note holder; and
WHEREAS, the Issuer and the Fiscal Agent have agreed to the terms of this Amendment as set forth herein.
NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties to this Amendment agree as follows:
ARTICLE I
DEFINITIONS
Section 101.    Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.
ARTICLE II

AMENDMENTS TO THE AGREEMENT
Section 201.    The first    paragraph of Section 3 shall be amended and restated in its entirety to read as follows:
Authentication. The Fiscal Agent is authorized from time to time, upon receipt of Notes duly executed on behalf of the Issuer and in accordance with the written order or orders of the Issuer signed on its behalf by an Authorized Officer, Director of Treasury or Manager of Treasury Administration of the Issuer, (i) to manually authenticate and deliver Notes for the purposes of the original issuance of Notes in an aggregate principal amount not in excess of $2,000,000,000.00, and (ii) thereafter to manually authenticate and deliver Notes in accordance with the provisions therein and hereinafter set forth.

Section 202.    The first and second sentences of Section 4(a) of the Agreement shall be amended and restated in their entirety to read as follows:
For so long as the Fiscal Agent is acting as a Paying Agent hereunder, the Issuer, subject to the Payment Restrictions, shall provide to the Fiscal Agent or such other Paying Agent if the Fiscal Agent is no longer acting as Paying Agent, in immediately available funds on or prior to 11:00 a.m., New York time, on each date on which a payment of principal of or any interest on the Notes shall be payable, as set forth in the text of the Notes, such amounts, in U.S. dollars as are necessary (with any amounts then held by the Fiscal Agent and available for the purpose), to make payment of such principal and/or interest on the Notes (other than on those Certificated Notes held by the Issuer and/or any of its Affiliates, subject to receipt by the Fiscal Agent from the Issuer of a Notice, in the form attached as Exhibit A hereto, at least 2 business days prior to the payment), and the Issuer hereby authorizes and directs the Fiscal Agent from funds so provided to it to make or cause to be made payment of the principal of and any interest, as the case may be, on such Notes in the manner, at the times and for the purposes set forth herein and in the text of the said Notes; provided that the Issuer will not provide any such funds to the Fiscal Agent prior to such time as the relevant payment of principal or interest is approved by the Commissioner of Insurance of the State of Wisconsin or any successor thereto (the “Commissioner”). Permitted payments of principal of or any interest on the Notes to the persons (the “registered holders”) in whose names such Notes are registered on the register maintained pursuant to Section 6 hereof at the close of business on the record dates designated in the text of the Notes will be (A) made (i) by wire transfer of immediately available funds to an account maintained by the payee with a bank as specified in the text of the Notes if such registered holder gives notice to the Fiscal Agent, not less than 15 days (or such fewer days as the Fiscal Agent may accept at its discretion) prior to the date on which such payments are scheduled to be made, of the account to which payment is to be made or, (ii) if no such notice is given, by mailing a check to the payee at the address reflected in the register maintained pursuant to Section 6 hereof or, (B) in respect of those Certificated Notes where the Issuer (or any Affiliate thereof) is the registered holder only, deemed to have been made on the date such payments are scheduled to be made, without the transfer of any funds by the Issuer. For the purposes of payment to be made pursuant to Section 4(a)(A) hereof, unless the designation of the payee’s account to which payment is to be made is revoked, any such designation made by such holder with respect to such Notes shall remain in effect with respect to any future payments with respect to such Notes payable to such holder.
Section 203.    Section 5(a) of the Agreement shall be amended and restated in its entirety to read as follows:
Exchange for Certificated Notes. Notwithstanding any other provisions of this Agreement or the Notes, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any person other than the U.S. Depositary or one or more nominees thereof; provided that all or a part of a Global Note may also be exchanged for (A) Notes registered in the names of any person designated by the U.S. Depositary in the event that such exchange is permitted by applicable law and (i) the U.S. Depositary has notified the Issuer that it is unwilling or unable to continue as U.S. Depositary for such Global Note or the U.S. Depositary has ceased to be a “clearing agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Issuer fails to appoint a successor depositary within 90 days of receiving such notice, (ii) an event described in paragraph 14(a) or the first sentence of paragraph 14(b) of the Notes has occurred and is continuing with respect to the Notes, (iii) a request for certificates has been made upon 60 days’ prior written notice given to the Fiscal Agent in accordance with the U.S. Depositary’s customary procedures and a copy of such notice has been received by the Issuer from the Fiscal Agent, or (iv) the holder of an interest in such Global Note has notified the Fiscal Agent and securities registrar in writing that it is transferring such beneficial interest to an Institutional Accredited Investor and such holder (1) requests in such written notice that certificates be delivered to such transferee and (2) complies with the requirements for transfer specified in Section 6(c)(vi) of this Agreement, or (B) Certificated Notes registered in the name of the Issuer or any Affiliate, to the extent of any interest in such Global Note held by the Issuer or an Affiliate. Any Global Note exchanged pursuant to clause (A)(i) above shall be so exchanged in whole and not in part, any Global Note exchanged pursuant to clauses (A)(ii), (iii) or (iv) above may be exchanged in whole or from time to time in part as directed by the U.S. Depositary, and any Global Note exchanged pursuant to clause (B) above may be exchanged in whole or in part as directed by the Issuer. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a person other than the U.S. Depositary or a nominee thereof shall be in the form of Certificated Notes.
Section 204.     Section 9(d) of the Agreement shall be amended and restated in its entirety to read as follows:
Reliance. The Fiscal Agent and any Paying Agent or Transfer Agent appointed by the Issuer pursuant to Section 2 hereof each shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate (including a certificate of an Authorized Officer, Director of Treasury or Manager of Treasury Administration of the Issuer delivered to the Fiscal Agent), affidavit, statement, or other paper or document believed by it, acting without bad faith, negligence, fraud or willful misconduct on its part, to be genuine and to have been passed upon or signed by the proper parties.
Section 205.    Section 9(g) of the Agreement shall be amended and restated in its entirety to read as follows:
Certifications. Whenever in the administration of this Agreement the Fiscal Agent shall deem it desirable that a matter of fact be proved or established prior to taking, suffering or omitting any action hereunder, the Fiscal Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith, negligence, fraud or willful misconduct on its part, rely upon a certificate signed by an

Authorized Officer, Director of Treasury or Manager of Treasury Administration of the Issuer and delivered to the Fiscal Agent as to such matter of fact.
Section 206.    Section 7(a) of the Agreement shall be amended and restated in its entirety to read as follows:
Notice to Fiscal Agent. If the Issuer elects to redeem Notes pursuant to paragraph 15 of the Notes, it shall notify the Fiscal Agent in writing of the date designated for redemption, the aggregate principal amount of the Notes to be redeemed, the Redemption Price (as defined in the Notes) and that such redemption is being made pursuant to paragraph 15 of the Notes. The Issuer shall give notice to the Fiscal Agent provided for in this Section not less than 33 days (unless a shorter period is acceptable to the Fiscal Agent) nor more than 60 days before the date designated for redemption.
ARTICLE III
MISCELLANEOUS PROVISIONS
Section 301.     Ratification of Agreement. As amended by this Amendment, the Agreement is in all respects ratified and confirmed and the Agreement as so amended by this Amendment shall be read, taken and construed as one and the same instrument.
Section 302.     Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or by electronic means shall be equally effective as the delivery of an originally executed counterpart.
Section 303.    Signatures. Any signature required with respect to this Amendment may be provided via facsimile or by electronic means and shall in either case be equally effective as the delivery of an originally executed counterpart.
Section 304.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE COMMISSIONER’S EXERCISE OF REGULATORY AUTHORITY, INCLUDING APPROVAL OF PAYMENTS ON THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN (OR, IF THE COMMISSIONER IS NO LONGER THE PRIMARY REGULATOR OF THE FINANCIAL CONDITION OF THE ISSUER, THE LAW OF SUCH JURISDICTION OF THE PRIMARY REGULATOR OF THE FINANCIAL CONDITION OF THE ISSUER), AND THE PARTIES TO THIS AMENDMENT AND HOLDERS OF NOTES SHALL SUBMIT ANY DISPUTES RELATED TO THE EXERCISE OF SUCH REGULATORY AUTHORITY TO A COURT OF COMPETENT JURISDICTION IN SUCH JURISDICTION.

IN WITNESS WHEREOF, the Issuer and the Fiscal Agent have caused this Amendment to be duly executed and delivered by their respective officers all as of the day and year first above written.

AMBAC ASSURANCE CORPORATION

By:	/s/ David Trick
Name:	David Trick
Title:	Senior Managing Director and
Chief Financial Officer

THE BANK OF NEW YORK MELLON, as
Fiscal Agent

By:	/s/ Maryann Joseph
Name:	Maryann Joseph
Title:	Vice President

Signature Page to Amendment to Fiscal Agency Agreement

EXHIBIT A
FORM OF NOTICE
(To be placed on the letterhead of the Issuer)
[DATE]
To:    The Bank of New York Mellon
We refer to the Fiscal Agency Agreement, dated as of June 7, 2010 and as amended on October 3, 2014 (the “Agreement”). Terms defined in the Agreement have the same meaning when used in this Notice.
The undersigned, as Issuer, in accordance with Section 4(a) of the Agreement, certifies that the Issuer or one of its affiliates is the registered holder of the Certificated Notes identified in Schedule I attached hereto.

Yours faithfully,

By:
Name:
Title:

SCHEDULE I
DESCRIPTION OF CERTIFICATED NOTES

Note No.	Registered Holder	Face Amount